                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 27, 1999

                                  by and among

                        RESERVOIR CAPITAL PARTNERS, L.P.,

                       RESERVOIR CAPITAL ASSOCIATES, L.P.,

                      RESERVOIR CAPITAL MASTER FUND, L.P.,

                              OJ ACQUISITION CORP.

                                       and

                                 ORANGE-CO, INC.

                                TABLE OF CONTENTS

                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.


                                                                            Page
                                                                             No.


                                    ARTICLE I


                                    THE OFFER

1.01  The Offer.............................................................   1
1.02  Company Actions.......................................................   3
1.03  Company Board Representation; Section 14(f)...........................   4


                                   ARTICLE II


                                   THE MERGER

2.01  The Merger............................................................   5
2.02  Closing...............................................................   5
2.03  Effective Time........................................................   5
2.04  Certificate of Incorporation and Bylaws of the Surviving Corporation..   5
2.05  Directors and Officers of the Surviving Corporation...................   5
2.06  Effects of the Merger.................................................   6
2.07  Further Assurances....................................................   6


                                   ARTICLE III


                              CONVERSION OF SHARES

3.01  Conversion of Capital Stock...........................................   6
3.02  Exchange of Certificates..............................................   7


                                   ARTICLE IV


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.01  Organization and Qualification........................................   9
4.02  Capital Stock.........................................................   9
4.03  Authority Relative to this Agreement..................................  10
4.04  Non-Contravention; Approvals and Consents.............................  11
4.05  SEC Reports and Financial Statements..................................  12
4.06  Absence of Certain Changes or Events..................................  12
4.07  Absence of Undisclosed Liabilities....................................  13
4.08  Legal Proceedings.....................................................  13
4.09  Information Supplied..................................................  13
4.10  Compliance with Laws and Orders.......................................  14
4.11  Compliance with Agreements; Certain Agreements........................  14

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                                                                            Page
                                                                             No.

4.12   Taxes..............................................................    16
4.13   Employee Benefit Plans; ERISA......................................    17
4.14   Labor Matters......................................................    18
4.15   Environmental Matters..............................................    18
4.16   Intellectual Property Rights.......................................    20
4.17   Real Property......................................................    21
4.18   Water Rights.......................................................    22
4.19   Termination of Fruit Agreements....................................    22
4.20   Groves.............................................................    23
4.21   Affiliate Transactions.............................................    23
4.22   Vote Required......................................................    23
4.23   Opinion of Financial Advisor.......................................    24
4.24   Sections 607.0901 and 607.0902 of the FBCA Not Applicable..........    24
4.25   Year 2000..........................................................    24
4.26   Company's Representations in the Asset Purchase Agreement..........    24


                                    ARTICLE V


                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

5.01   Organization and Qualification.....................................    24
5.02   Authority Relative to this Agreement...............................    25
5.03   Non-Contravention; Approvals and Consents..........................    25
5.04   Legal Proceedings..................................................    26
5.05   Information Supplied...............................................    26
5.06   Ownership of Company Common Stock..................................    27
5.07   Financing..........................................................    27


                                   ARTICLE VI


                            COVENANTS OF THE COMPANY

6.01   Covenants of the Company...........................................    27
6.02   No Solicitations...................................................    29
6.03   Third Party Standstill Agreements..................................    30
6.04   Related Agreements.................................................    30


                                   ARTICLE VII


                              ADDITIONAL AGREEMENTS

7.01   Access to Information; Confidentiality.............................    30
7.02   Preparation of Proxy Statement.....................................    30
7.03   Approval of Stockholders...........................................    31
7.04   Regulatory and Other Approvals.....................................    31
7.05   Expenses...........................................................    32
7.06   Brokers or Finders.................................................    32

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                                                                            Page
                                                                             No.

7.07   Takeover Statutes.................................................     32
7.08   Conveyance Taxes..................................................     32
7.09   Conduct of Business of Sub........................................     32
7.10   Affiliate Transactions............................................     32
7.11   Notice and Cure...................................................     33
7.12   Fulfillment of Conditions.........................................     33


                                  ARTICLE VIII


                                   CONDITIONS

8.01   Conditions to Each Party's Obligation to Effect the Merger........     33
8.02   Condition to Parent's and Sub's Obligation to Effect the Merger...     34


                                   ARTICLE IX


                        TERMINATION, AMENDMENT AND WAIVER

9.01   Termination.......................................................     34
9.02   Effect of Termination.............................................     35
9.03   Amendment.........................................................     35
9.04   Waiver............................................................     36


                                    ARTICLE X


                               GENERAL PROVISIONS

10.01  Non-Survival of Representations, Warranties, Covenants and
           Agreements....................................................     36
10.02  Notices...........................................................     36
10.03  Entire Agreement; Incorporation of Exhibits.......................     37
10.04  Public Announcements..............................................     37
10.05  No Third Party Beneficiary........................................     38
10.06  No Assignment; Binding Effect.....................................     38
10.07  Headings..........................................................     38
10.08  Invalid Provisions................................................     38
10.09  Governing Law.....................................................     38
10.10  Enforcement of Agreement..........................................     38
10.11  Certain Definitions...............................................     39
10.12  Counterparts......................................................     40

Annex A  CONDITIONS TO THE OFFER

                            GLOSSARY OF DEFINED TERMS


                  The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                     --       Section 10.11(a)
"Agreement"                                     --       Preamble
"Alternative Proposal"                          --       Section 6.02
"Asset Purchase Agreement"                      --       Preamble
"beneficially"                                  --       Section 10.11(b)
"BHG"                                           --       Preamble
"BHG III"                                       --       Preamble
"BHG Inc."                                      --       Preamble
"BHG Purchase"                                  --       Preamble
"business day"                                  --       Section 10.11(c)
"CERCLA"                                        --       Section 4.15(c)
"CERCLIS"                                       --       Section 4.15(c)
"Certificate of Merger"                         --       Section 2.03
"Certificates"                                  --       Section 3.02(b)
"Closing"                                       --       Section 2.02
"Closing Date"                                  --       Section 2.02
"Code"                                          --       3.02(e)
"Company"                                       --       Preamble
"Company Common Stock"                          --       Preamble
"Company Disclosure Letter"                     --       Section 4.01
"Company Employee Benefit Plans"                --       Section 4.13(b)(i)
"Company Financial Statements"                  --       Section 4.05
"Company Option Plan"                           --       Section 3.01(e)
"Company Permits"                               --       Section 4.10
"Company Preferred Stock"                       --       Section 4.02
"Company SEC Reports"                           --       Section 4.05
"Company Stockholders' Approval"                --       Section 7.03
"Company Stockholders' Meeting"                 --       Section 7.03
"Confidentiality Agreement"                     --       Section 7.01
"Constituent Corporations"                      --       Section 2.01
"Contracts"                                     --       Section 4.04(a)
"control," "controlling," "controlled
   by" and "under common control with"          --       Section 10.11(a)
"Control Date"                                  --       Section 1.03(a)
"Dissenting Share"                              --       Section 3.01(d)(i)
"Effective Time"                                --       Section 2.03
"Environmental Claim"                           --       Section 4.15(h)(i)
"Environmental Law"                             --       Section 4.15(h)(ii)
"ERISA"                                         --       Section 4.13(b)(i)
"Exchange Act"                                  --       Section 1.01(a)

"FBCA"                                          --       Section 1.03(a)
"Fruit Agreements"                              --       Section 4.19
"Governmental or Regulatory Authority"          --       Section 4.04(a)
"group"                                         --       Section 10.11(f)
"Hazardous Material"                            --       Section 4.15(h)(iii)
"Indebtedness"                                  --       Section 7.11
"Independent Directors"                         --       Section 1.03(c)
"Intellectual Property"                         --       Section 4.16
"Investment Assets"                             --       Section 4.21
"knowledge"                                     --       Section 10.11(d)
"laws"                                          --       Section 4.04(a)
"Liabilities"                                   --       Section 4.21
"License"                                       --       Section 4.15(h)(iv)
"Lien"                                          --       Section 4.02(b)
"material", "material adverse
   effect" and "materially adverse"             --       Section 10.11(e)
"Merger"                                        --       Preamble
"Merger Price"                                  --       Section 3.01(c)
"NPL"                                           --       Section 4.15(c)
"Offer"                                         --       Section 1.01(a)
"Offer Documents"                               --       Section 1.01(b)
"Offer to Purchase"                             --       Section 1.01(b)
"Option Amount"                                 --       Section 3.01(e)
"Options"                                       --       Section 4.02
"orders"                                        --       Section 4.04(a)
"Parent"                                        --       Preamble
"Parent Disclosure Letter"                      --       Section 5.01
"Pasco"                                         --       Preamble
"Payment Agent"                                 --       Section 3.02(a)
"Payment Fund"                                  --       Section 3.02(a)
"Per Share Amount"                              --       Section 1.01(a)
"Permitted Liens"                               --       Section 4.17(a)
"person"                                        --       Section 10.11(f)
"Plan"                                          --       Section 4.13(b)(ii)
"Proxy Statement"                               --       Section 4.09
"RCA"                                           --       Preamble
"RCMF"                                          --       Preamble
"RCP"                                           --       Preamble
"Release"                                       --       Section 4.15(h)(v)
"Representatives"                               --       Section 10.11(g)
"Schedule 14D-1"                                --       Section 1.01(b)
"Schedule 14D-9"                                --       Section 1.02(b)
"SEC"                                           --       Section 1.01(a)
"Secretary of State"                            --       Section 2.03
"Securities Act"                                --       Section 4.05
"Sub"                                           --       Preamble

"Sub Common Stock"                              --       Section 3.01(a)
"Subsidiary"                                    --       Section 10.11(i)
"Surviving Corporation"                         --       Section 2.01
"Surviving Corporation Common Stock"            --       Section 3.01(a)
"taxes"                                         --       Section 4.12(c)
"Transfer Taxes"                                --       Section 7.09
"Water Permits"                                 --       Section 4.18
"Year 2000 Compliant"                           --       Section 4.25

                  This AGREEMENT AND PLAN OF MERGER dated as of September 27, 1999 ("this Agreement") is made and entered into by and among Reservoir Capital Partners, L.P., a Delaware limited partnership ("RCP"), Reservoir Capital Associates, L.P., a Delaware limited partnership ("RCA"), Reservoir Capital Master Fund, a limited partnership organized under the laws of the Cayman Islands ("RCMF" and, together with RCP and RCA, "Parent"), OJ Acquisition Corp., a Florida corporation and a Subsidiary of Parent ("Sub"), and Orange-co, Inc., a Florida corporation (the "Company").

                  WHEREAS, on the date hereof Sub has purchased 5,405,660 shares of Common Stock, par value $.50 per share, of the Company ("Company Common Stock") from Ben Hill Griffin, III ("BHG III"), Ben Hill Griffin Investments, Inc. ("BHGI"), the Griffin Family Limited Partnership ("GFLP"), Dorothy Brown Griffin ("DBG") and Ben Hill Griffin, Inc. ("BHG Inc." and, together with BHG III, BHGI, GFLP and DBG, "BHG"), constituting 52.4% of the outstanding Company Common Stock, for a cash price of $7.00 per share (the "BHG Purchase") and the BHG Purchase has been approved by the Board of Directors of the Company;

                  WHEREAS, on the date hereof the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Pasco Acquisition, Inc. ("Pasco") pursuant to which the Company, subject to certain conditions, agreed to sell to Pasco and Pasco agreed to purchase from the Company certain assets and associated liabilities of the Company;

                  WHEREAS, the Boards of Directors of Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which (i) Sub would make a cash tender offer to acquire all of the other issued and outstanding shares of Company Common Stock upon the terms and subject to the conditions of this Agreement and (ii) subsequently Sub would merge with and into the Company and the Company would become a subsidiary of Parent (the "Merger");

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation of such transactions;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                                    ARTICLE I

                                    THE OFFER

                  1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and none of the events set forth in Annex A hereto shall have occurred and be continuing, as promptly as practicable, but in no event later than five business days, after the date hereof, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act")) a tender offer (the "Offer") to acquire all of the issued and outstanding shares of Company Common Stock for $7.00 per share (such amount, or any greater amount per share paid pursuant to the Offer, the "Per Share Amount") net to the seller in cash. The obligation of Sub to consummate the Offer and to accept for payment and to pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto. Sub expressly reserves the right to waive any such condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer. Notwithstanding the foregoing, no change may be made which (i) decreases the Per Share Amount, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (v) extends the expiration date of the Offer or (vi) otherwise alters or amends any term of the Offer in any manner adverse to the holders of shares of Company Common Stock; provided, however, that the Offer may be extended (1) for any period to the extent required by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (2) for up to ten business days after the initially scheduled expiration date if upon any expiration of the Offer any condition to the Offer shall not be satisfied and there is a reasonable basis to believe that such condition could be satisfied within such ten business day period. Assuming the prior satisfaction or waiver of the conditions of the Offer and subject to the foregoing right to extend the Offer, Sub shall pay for shares of Company Common Stock tendered pursuant to the Offer as soon as practicable after termination thereof.

                  (b) As soon as practicable on the date of commencement of the Offer, Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer, and take such steps as are reasonably necessary to cause the Offer to Purchase (as defined below) to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Schedule 14D-1 shall contain an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all amendments and supplements thereto, the "Offer Documents"). Parent, Sub and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Sub shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC, and Parent and Sub will provide the Company and its counsel in writing with any comments that Parent or Sub receives from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments.

                  (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                  1.02 Company Actions. (a) The Company hereby approves and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the unaffiliated holders of shares of Company Common Stock, (B) approved the Asset Purchase Agreement and the transactions contemplated thereby, (C) approved and adopted this Agreement and the transactions contemplated hereby and (D) recommended that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock thereunder to Sub and, if required by applicable law in order to consummate the Merger, approve and adopt this Agreement and the transactions contemplated hereby. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers (other than Ben Hill Griffin, III) that they intend to tender all shares of Company Common Stock beneficially owned by them to Sub pursuant to the Offer.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company described in Section 1.02(a), and shall take such steps as are necessary to cause the Schedule 14D-9 to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Sub shall correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Sub with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as Parent, Sub or their agents may reasonably request in communicating the Offer to record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of, and any extracts or summaries from, such information then in their possession or control.

                  (d) In connection with the Offer, the Company will furnish Parent with such information (which will be treated and held in confidence by Parent) and assistance as Parent or its Representatives) may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of shares of Company Common Stock.

                  1.03 Company Board Representation; Section 14(f). (a) Subject to compliance with the Florida Business Corporations Act (the "FBCA"), the Company's Certificate of Incorporation and other applicable law, the Company shall, upon request of Parent, promptly use its best efforts to take all actions necessary to cause a majority of the directors of the Company to consist of Parent's designees, including by accepting the resignations of those incumbent directors designated by the Company or increasing the size of the Board of Directors and causing Parent's designees to be elected. The date on which Parent's designees constitute at least a majority of the Company's Board of Directors is herein referred to as the "Control Date." Prior to the Control Date, a representative of Parent and Sub, who shall be designated by Parent from time to time, shall be entitled to (i) the same prior written notice of all meetings of the Board of Directors as that afforded to members thereof, (ii) attend all such meetings and (iii) copies of all information provided to the Board of Directors at the same time such information is provided to the Board of Directors, as if such representative were a member of the Board of Directors. The representative shall be entitled to reimbursement for all reasonable expenses incurred in connection with the rights granted hereunder.

                  (b) The Company's obligations to appoint Parent's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule to fulfill such obligations. Parent or Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their designees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election of designees of Parent pursuant to this Section and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company or any of its Subsidiaries or, if there be just one such director, the concurrence of such director (the "Independent Directors").

                                   ARTICLE II

                                   THE MERGER

                  2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the FBCA. At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article III.

                  2.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.01, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005 at 10:00 a.m., local time, on a date to be specified by Parent or Sub, which shall be no later than the second business day following consummation of the Offer and, if required by applicable law in order to consummate the Merger, after the adoption of this Agreement by the requisite vote of the stockholders of the Company, subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VIII, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

                  2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Florida (the "Secretary of State"), or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  2.04 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, provided that the name of Sub shall be changed to the name of the Company, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                  2.05 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                  2.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the FBCA.

                  2.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.



                                   ARTICLE III

                              CONVERSION OF SHARES

                  3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.50 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

                  (b) Cancellation of Treasury Stock and Stock Owned by
Parent and Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Exchange Ratio for Company Common Stock. (i) Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.01(b) and other than Dissenting Shares) shall be converted into the right to receive $7.00 in cash (the "Merger Price").

                        (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 3.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with
Section 3.02, without interest.

                  (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the FBCA and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share") shall not be converted into or represent a right to receive the Merger Price pursuant to
Section 3.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the FBCA; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the FBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 3.01(c).

                        (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the FBCA relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the FBCA. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  (e) Stock Option Plan. Each option to acquire a share of Company Common Stock outstanding under the Company's 1987 Employee Stock Option Plan (the "1987 Company Option Plan") shall be changed into an amount in cash in respect of each share of 1987 Company Common Stock subject to such option (the "Option Amount") equal to the Merger Price less the purchase price therefor pursuant to the Company Option Plan and the related stock option agreements executed pursuant thereto. On the Closing Date, the Company shall deposit in a bank account not within the Company's control an amount of cash equal to the Option Amount for each option then outstanding under the 1987 Company Option Plan (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options in accordance with this Section.

                  3.02 Exchange of Certificates.

                  (a) Payment Agent. At the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent") a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, Parent shall in any event remain liable, and shall make available to the Surviving Corporation additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 3.01(c) into the right to receive the Merger Price
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby, which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this
Article III.

                  (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                  (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Price otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.



                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  4.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.
Section 4.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and
(iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in Section 4.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously made available to Parent correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

                  4.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share ("Company Preferred Stock"). As of the date hereof, except as disclosed in Section 4.02 of the Company Disclosure Letter, 10,309,975 shares of Company Common Stock were issued and outstanding, 39,424 shares were held in the treasury of the Company, 13,000 shares are reserved for issuance upon exercise of outstanding Options under the 1987 Company Option Plan and 750,000 shares are reserved for issuance upon the exercise of Options under the Company's 1997 Incentive Equity Plan. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of

Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in
Section 4.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 4.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are authorized, issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 4.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

                  (c) Except as disclosed in Section 4.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

                  4.03 Authority Relative to this Agreement. The Company has corporate power and authority to enter into this Agreement and the Asset Purchase Agreement and, subject to obtaining the Company Stockholders' Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the execution, delivery and performance of the Asset Purchase Agreement). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the execution, delivery and performance of the Asset Purchase Agreement) have been approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement and the Asset Purchase Agreement by the stockholders of the Company and directed that this Agreement and the Asset Purchase Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the execution, delivery and performance of the Asset Purchase Agreement), other than obtaining the Company Stockholders' Approval if and to the extent required by applicable law. Each of this

Agreement and the Asset Purchase Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby (including the Asset Purchase Agreement) will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of the Schedule 14D-9 and any Proxy Statement with the SEC pursuant to the Exchange Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the FBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iii) as disclosed in Section 4.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  4.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since September 30, 1996 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  4.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since September 30, 1998 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 4.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or any of its Subsidiaries in an aggregate amount exceeding $50,000 has occurred and (iii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 6.01(b).

                  4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended September 30, 1998 included in the Company Financial Statements or as disclosed in Section 4.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

                  4.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  4.09 Information Supplied. (a) The Schedule 14D-9, any proxy statement or information statement, as the case may be, relating to the Company Stockholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the
Schedule 14D-9, at the date it is filed with the SEC and first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Schedule 14D-9, Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

                  (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in the Offer Documents or any other documents to be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will on the date of its filing or, with respect to the Offer Documents, at the date they are filed with the SEC and first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  4.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  4.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) Except as disclosed in Section 4.11(b) of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written:

                  (i) (A) Contract (excluding Company Employee Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment; and (B) representations, commitments, promises, communications or courses of conduct

         (excluding Company Employee Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company or any Subsidiary of the Company to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $50,000 or any group of employees exceeding $200,000 in the aggregate;

                  (ii) Contracts with any person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary of the Company to engage in any business activity or compete with any person or prohibiting or limiting the ability of any person to compete with the Company or any Subsidiary of the Company;

                  (iii) partnership, joint venture, shareholders' or other similar Contracts with any person;

                  (iv) Contracts relating to Indebtedness of the Company or any Subsidiary of the Company in excess of $150,000 or to preferred stock issued by the Company or any Subsidiary of the Company;

                  (v) Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees involving the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of the Company of more than $50,000 annually;

                  (vi) Contracts relating to (A) the future disposition or acquisition of any assets or properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

                  (vii) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (viii) collective bargaining or similar labor Contracts;

                  (ix) Contracts that (A) limit or contain restrictions on the ability of the Company or any Subsidiary of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets or properties, to change the lines of business in which it participates or engages or to engage in any merger or similar business combination or (B) require the Company or any Subsidiary of the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

                  (x) Contracts relating to grove care, harvesting and marketing services for groves owned by third parties; or

                  (xi) any other Contracts (other than Company Employee Benefit Plans listed in Section 4.13 of the Company Disclosure Letter) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of the Company of more than $100,000 annually and (B) cannot be terminated within 60 days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary of the Company.

                  4.12 Taxes. (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes as are set forth in Section 4.12(a) of the Company Disclosure Letter and which have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter, (i) there are no audits or other administrative proceedings or court proceedings presently pending with respect to any taxes or tax returns,
(ii) there are no tax liens upon the assets of the Company, excepts liens for taxes not yet due; (iii) the statute of limitations for the assessment of all taxes has expired for all tax returns of the Company and its Subsidiaries for all fiscal years ended on or before September 30, 1995; (iv) the Company has not received any written ruling of a taxing authority relating to taxes or entered into any other written and legally binding agreement with a taxing authority relating to taxes; (v) the Company has made available (or, in the case of tax returns to be filed on or before the Closing Date, will make available) to Parent and Sub complete and accurate copies of all tax returns and associated work papers filed by or on behalf of the Company and its Subsidiaries for all taxable years ending on or prior to the Closing Date; (vi) the Company and its Subsidiaries have not filed (and will not file prior to the Closing) the consent referred to in Code section 341(f); and (vii) the Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G.

                  (c) As used in this Section 4.12, "taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

                  4.13 Employee Benefit Plans; ERISA. (a) Except as described in the Company SEC Reports filed prior to the date of this Agreement or as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or as set forth in Section 4.13 of the Company Disclosure Letter, (i) all Company Employee Benefit Plans (as defined below) are and have been maintained in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Section
4.13 of the Company Disclosure Letter lists all Company Employee Benefits Plans. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in
Section 4.13 of the Company Disclosure Letter. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS and nothing has changed that could adversely affect such termination.

                  (b) As used herein:

                  (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

                  (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  4.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since September 30, 1993, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. During that period, the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including without limitation those relating to wages, hours and collective bargaining. Neither the Company nor any of its Subsidiaries is a party to any oral or written contracts or agreements granting benefits or rights to any employees or any collective bargaining agreement or to any conciliation or similar agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There have been and currently are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board and, except as set forth in Section
4.14 of the Company Disclosure Letter, no similar claims pending before any similar state, local or foreign agency.

                  4.15 Environmental Matters. Each of the Company and its Subsidiaries has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or its Subsidiaries. Each of such Licenses is in full force and effect and each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such Licenses and, except as set forth in Section 4.15 of the Company Disclosure Letter, with any applicable Environmental Law. In addition, except as set forth in Section 4.15 of the Company Disclosure Letter (with paragraph references corresponding to those set forth below):

                  (a) No order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the Company or any of its Subsidiaries to have any License required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material generated by the Company or any of its Subsidiaries, and to the knowledge of the Company, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such order, Environmental Claim, penalty or investigation.

                  (b) Neither the Company nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local law; and, without limiting the foregoing, except, with respect to clauses (i) and (ii), where such matter will have no material adverse effect on the Company and its Subsidiaries taken as a whole,
(i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (i) through (iv), at, on or under any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries.

                  (c) Neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA"), (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System ("CERCLIS") or on any similar state or local list or (iii) the subject of enforcement actions by federal, state or local Governmental or Regulatory Authorities that may lead to Environmental Claims against the Company or any of its Subsidiaries.

                  (d) No Hazardous Material generated by the Company or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by the Company or any of its Subsidiaries at any location.

                  (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

                  (f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, and no federal, state or local Governmental or Regulatory Authority action has been taken or, to the knowledge of the Company, is in process that could subject any such site or facility to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

                  (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been made available to Parent prior to the execution of this Agreement.

                  (h) As used herein:

                  (i) "Environmental Claim" means, with respect to any person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other person alleging or asserting such person's liability for investigatory costs, cleanup costs,

         Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

                  (ii) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

                  (iii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
         (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law;

                  (iv) "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority; and

                  (v) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                  4.16 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the

Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

                  4.17 Real Property. (a) Section 4.17(a) of the Company Disclosure Letter contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary of the Company, (ii) each parcel of real property leased by the Company or any Subsidiary of the Company (as lessor or lessee) and (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i). For the purposes of this Section 4.17, "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any Subsidiary of the Company.

                  (b) Except as disclosed in Section 4.17(a) of the Company Disclosure Letter, the Company or a Subsidiary of the Company has good and marketable fee simple title to each parcel of real property owned by it, free and clear of all Liens, other than Permitted Liens, the existence of which could materially impair the property with respect to its value or current use. Except for the real property leased to others referred to in clause (ii) of paragraph
(a) above, the Company or a Subsidiary of the Company is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. The Company and its Subsidiaries have adequate rights of ingress and egress with respect to the real property listed in Section 4.17(a) of the Company Disclosure Letter and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

                  (c) The Company or a Subsidiary of the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in clause (ii) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary of the Company and of each other person that is a party thereto, and except as set forth in Section 4.17(c) of the Company Disclosure Letter, there is no, and neither the Company nor any Subsidiary of the Company has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary of the Company owes any brokerage commissions with respect to any such leased space.

                  (d) The Company has made available to Parent prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the real property owned by the Company and its Subsidiaries, and (ii) all leases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the real property leased by the Company and its Subsidiaries.

                  (e) Except as disclosed in Section 4.17(e) of the Company Disclosure Letter, no tenant or other party in possession of any of the real properties owned by the Company and its Subsidiaries, has any right to purchase, or holds any right of first refusal to purchase, such properties.

                  (f) Except as disclosed in Section 4.17(f) of the Company Disclosure Letter, the improvements on the real property identified in Section 4.17(a) of the Company Disclosure Letter are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Company, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

                  4.18 Water Rights. Section 4.18 of the Company Disclosure Letter lists all Company Permits issued to the Company or its Subsidiaries in connection with the withdrawal of water, or drainage, retention, detention or the management of surface water in connection with the Company's and its Subsidiaries' properties (the "Water Permits"). Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such Water Permits and, to the Company's belief, such Water Permits are adequate for the Company's purposes.

                  4.19 Termination of Fruit Agreements. Section 4.19 of the Company Disclosure Letter lists each fruit processing, participation, marketing and purchase agreement (the "Fruit Agreements") to which the Company and its Subsidiaries are a party. The Company and its Subsidiaries have taken all required steps in order to terminate all Fruit Agreements entered into with BHG or its Affiliates which were able to be terminated without penalty or termination charge as of the end of the 1998/1999 fruit processing season, such that such Fruit Agreements shall terminate as of the end of the 1998/1999 fruit processing season. Attached to Section 4.19 of the Company Disclosure Letter are copies of each of the notices given to the Company and its Subsidiaries by BHG under such Fruit Agreements which terminates each of such Fruit Agreements as of the end of the 1998/1999 fruit processing season.

                  4.20 Groves. The Company owns not less than 14,000 gross acres of citrus groves, of which there are not less than 12,000 net planted acres. In addition, the Company owns not less than 1,500 plantable acres, not less than 1,600 suitable acres and not less than 1,500 unusable acres (wetlands and other) and manages not less than 2,900 acres of citrus groves owned by other growers. During the 1995/1996 harvest season, the Company produced not less than 4,025,000 boxes of fruit (based on 90-pound boxes), which consisted of not less than 110,000 boxes of fresh fruit and not less than 3,915,000 boxes of juice fruit. During the 1996/1997 harvest season, the Company produced not less than 4,385,000 boxes of fruit (based on 90-pound boxes), which consisted of not less than 70,000 boxes of fresh fruit and not less than 4,315,000 boxes of juice fruit. During the 1997/1998 harvest season, the Company produced not less than 4,570,000 boxes of fruit (based on 90-pound boxes), which consisted of not less than 90,000 boxes of fresh fruit and not less than 4,480,000 boxes of juice fruit. During the 1998/1999 harvest season, the Company produced not less than 3,610,000 boxes of fruit (based on 90-pound boxes), which consisted of not less than 85,000 boxes of fresh fruit and not less than 3,525,000 boxes of juice fruit.


                  4.21 Affiliate Transactions. Except as disclosed in Section 4.21(a) of the Company Disclosure Letter or as described in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no intercompany Indebtedness, obligations or other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) ("Liabilities") between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than any Subsidiary of the Company) of the Company, on the other, (ii) no such officer, director or affiliate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary of the Company, (iii) neither the Company nor its Subsidiaries provides or causes to be provided any assets, services or facilities to any such officer, director or affiliate and (iv) neither the Company nor any Subsidiary of the Company beneficially owns, directly or indirectly, any Investment Assets issued by any such officer, director or affiliate. Except as disclosed in
Section 4.21(b) of the Company Disclosure Letter, each of the Liabilities and transactions listed in Section 4.21(a) of the Company Disclosure Letter was incurred or engaged in, as the case may be, on an arm's-length basis. Except as disclosed in Section 4.21(c) of the Company Disclosure Letter, since September 30, 1998, all settlements of intercompany Liabilities between the Company or any of its Subsidiaries, on the one hand, and any such officer, director or affiliates, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice. For the purposes of this Section 4.21, "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any of its Subsidiaries and issued by any person other than the Company or any of its Subsidiaries (other than trade receivables generated in the ordinary course of business of the Company and its Subsidiaries).

                  4.22 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 5.06, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Company Common Stock with respect to the adoption of this

Agreement and the Asset Purchase Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby (including the Asset Purchase Agreement).

                  4.23 Opinion of Financial Advisor. The Company has received the opinion of Stephens Inc., dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the stockholders of the Company is fair from a financial point of view to the unaffiliated stockholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

                  4.24 Sections 607.0901 and 607.0902 of the FBCA Not Applicable. The Company has taken all necessary actions so that the provisions of Sections 607.0901 and 607.0902 of the FBCA will not, before the termination of this Agreement, apply to this Agreement, the Offer, the Merger, the BHG Purchase or the other transactions contemplated hereby (including the execution, delivery and performance of the Asset Purchase Agreement).

                  4.25 Year 2000. The Company and its Subsidiaries have put into effect reasonable and customary practices and programs (which include communications with third party vendors and service providers on whom they rely to determine whether such parties have put into effect practices and programs which will enable their material software, hardware and equipment (including microprocessors) to be Year 2000 Compliant (as defined below)) designed to enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any material interruption caused by the occurrence of the year 2000 (such capabilities are herein referred to as being "Year 2000 Compliant").

                  4.26 Company's Representations in the Asset Purchase Agreement. The representations and warranties made by the Company in the Asset Purchase Agreement are true and correct in all material respects.



                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  5.01 Organization and Qualification. Each of RCP, RCA and RCMF is a limited partnership validly existing and Sub is a corporation incorporated, existing and in good standing under the laws of its respective jurisdiction of organization and has full partnership or corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Parent has previously delivered to the Company correct and complete copies of the certificate of incorporation and bylaws (or other comparable charter or organizational documents) of Parent and Sub. At the date hereof, RCP owns approximately 85.7% of the outstanding shares of Sub, RCA owns approximately .2% of the outstanding shares of Sub and RCMF owns approximately 14.1% of the outstanding shares of Sub.

                  5.02 Authority Relative to this Agreement. Each of Parent and Sub has partnership or corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been approved by its Board of Directors (or in the case of Parent, its general partner) and by the stockholders of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders or partners are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  5.03 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter or organizational documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of the Offer Documents with the SEC (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the

FBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  5.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  5.05 Information Supplied. (a) The Offer Documents and any other documents to be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the Offer Documents, on the date they are filed with the SEC and first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC. The Offer Documents and any other such documents filed by Parent or Sub with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

                  (b) Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion, nor the information incorporated by reference from documents filed by Parent or any of its Subsidiaries with the SEC, in the Schedule 14D-9, the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will on the date of its filing or, with respect to the Schedule 14D-9, on the date it is filed with the SEC and first published, sent or given to stockholders of the Company, or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  5.06 Ownership of Company Common Stock. Except for the Company Common Stock purchased from BHG, on the date hereof neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock.

                  5.07 Financing. Parent has sufficient cash and/or available credit facilities to pay the Per Share Amount for all shares of Company Common Stock tendered pursuant to the Offer and the aggregate Merger Price in accordance with this Agreement and to make all other necessary payments of fees and expenses required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement.



                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  6.01 Covenants of the Company. At all times from and after the date hereof until the Control Date, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing):

                  (a) The Company and its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

                  (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and
(ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

                  (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                  (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of shares of Company Common Stock upon exercise of Options outstanding on the date of this Agreement under the 1987 Company Option Plan and (y) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                  (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

                  (E) other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                  (F) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                  (G) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $75,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

                  (H) enter into, adopt, amend (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in an aggregate amount exceeding $100,000;

                  (J) make any change in the lines of business in which it participates or is engaged; or

                  (K) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

                  (c) The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Offer or the Merger, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby (including the Asset Purchase Agreement); provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

                  6.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 20% or more of the outstanding shares of Company Common Stock or (iii) 20% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups.

                  6.03 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                  6.04 Related Agreements. The Company shall perform its obligations under the Asset Purchase Agreement in accordance with the terms thereof and take all steps necessary and proceed diligently and in good faith to satisfy each condition to the other parties' obligations contained in such agreement and to consummate and make effective the transactions contemplated thereby. The Company agrees that it will not, without the prior consent of Parent, enter into any amendment or supplement to, or modification or waiver of, the Asset Purchase Agreement.



                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  7.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 7.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated April 8, 1999, as amended and supplemented on May 17, 1999 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

                  7.02 Preparation of Proxy Statement. If required by applicable law, the Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after consummation of the Offer, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

                  7.03 Approval of Stockholders. (a) If required by applicable law in order to consummate the Merger and the transactions contemplated hereby (including the Asset Purchase Agreement), the Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement and the Asset Purchase Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the purchase of and payment for shares of Company Common Stock pursuant to the Offer. The Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement and the Asset Purchase Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement and the Asset Purchase Agreement.

                  (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 80 percent of the then outstanding shares of Company Common Stock pursuant to the Offer, the parties hereto shall, subject to Article VIII, at the request of Sub take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 607.1104 of the FBCA, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                  7.04 Regulatory and Other Approvals. (a) Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
7.02 and 7.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Offer, the Merger and the other matters contemplated hereby (including the Asset Purchase Agreement), and (b) provide such other information and communications to such Governmental or Regulatory

Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

                  7.05 Expenses. Except as set forth in Section 9.02, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that expenses incurred in connection with filing, printing and mailing the Offer Documents, the
Schedule 14D-9 and the Proxy Statement shall be shared equally by Parent and the Company.

                  7.06 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                  7.07 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby (including the Asset Purchase Agreement) may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                  7.08 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                  7.09 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Offer and the Merger, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

                  7.10 Affiliate Transactions. Except as set forth in Section
7.10 of the Company Disclosure Letter, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between any officer, director or affiliate (other than any Subsidiary of the Company) of the Company, on the one hand, and the Company or any of its Subsidiaries, on the other, will be paid in full, and the Company will terminate and will cause any such officer, director or affiliate to terminate each Contract with the Company or any Subsidiary of the Company. Prior to the Closing, neither the Company nor any Subsidiary of the Company will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis, with any such officer, director or affiliate. For the purposes of this Agreement, "Indebtedness" of any person means all obligations of such person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other person.

                  7.11 Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or any of the conditions to the Offer not to be satisfied or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                  7.12 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.


                                  ARTICLE VIII

                                   CONDITIONS

                  8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Stockholder Approval. Unless the Merger may be consummated pursuant to Section 607.1104 of the FBCA as contemplated by Section 7.03(b), this Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the FBCA.

                  (b) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger or the other transactions contemplated by this Agreement (including the Asset Purchase Agreement).

                  (c) Consummation of Offer. Sub shall have purchased all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Sub if, in breach of this Agreement or the terms of the Offer, Sub fails to purchase any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

                  8.02 Condition to Parent's and Sub's Obligation to Effect the Merger. The obligation of Parent and Sub to effect the Merger is subject to the fullfilment, at or prior to the Closing, of the condition that the Asset Purchase Agreement shall have been duly executed and delivered by the parties thereto, such agreements shall remain in full force and effect, no party to any such agreement shall be in default thereunder and all conditions to the performance of any such parties' obligation to perform under such agreements shall have been satisfied or shall be capable of being satisfied within any time period limitations set forth in such agreements.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  9.01 Termination. Subject, in the case of the Company, to
Section 1.03(c), this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

                  (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors (or, in the case of Parent, its general partner);

                  (b) By Parent upon notification to the Company:

                  (i) at any time after September 30, 2000 if the purchase of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to such date and such failure is not caused by a breach of this Agreement by the terminating party; or

                  (ii) if the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment and paid for any shares of Company Common

         Stock pursuant to the Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(b)(ii) if Sub's termination of, or failure to accept for payment or pay for any shares of Company Common Stock tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition to the Offer set forth in Annex A hereto or is otherwise in breach of the terms of the Offer or this Agreement;

                  (c) By either the Company or Parent upon notification to the non-terminating party by the terminating party, if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

                  (d) By Parent, prior to the purchase of shares of Company Common Stock pursuant to the Offer, if (i) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended or taken no position with respect to an Alternative Proposal to the stockholders of the Company; or (ii) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Offer set forth in paragraph (e) or (f) of Annex A hereto and (B) is not curable or, if curable, has not been cured within 30 days following receipt by the Company of notice of such breach from Parent.

                  9.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 7.05 and 7.06 and this Section 9.02 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                  (b) The parties hereto agree that any liability or obligation on the part of RCP, RCA and RCMF under this Agreement shall be several and not joint and shall be borne by RCP, RCA and RCMF in proportion to their respective ownership percentages in Sub at the time such liability or obligation arose.

                  9.03 Amendment. Subject to Section 1.03(c), this Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors (or, in the case of Parent, its general partner) of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

                  9.04 Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors (or, in the case of Parent, its general partner), may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                    ARTICLE X

                               GENERAL PROVISIONS

                  10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II and Article III, in Sections 6.04, 7.05, 7.06 and 7.08 and this Article X, which shall survive the Effective Time.

                  10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Parent or Sub, to:

                  Reservoir Capital Partners, L.P.
                  650 Madison Avenue
                  26th Floor
                  New York, New York 10022
                  Facsimile No.:  212-610-9020
                  Attn:  Gregg M. Zeitlin

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, New York  10005
                  Facsimile No.:  (212) 530-5219
                  Attn:    Mark L. Weissler

                  If to the Company, to:

                  Orange-Co, Inc.
                  2020 U.S. Highway 17 South
                  P.O. Box 2158
                  Bartow, Florida  33831
                  Facsimile No.:  (941) 533-6357
                  Attn: Gene Mooney, President

                  with a copy to:

                  Bush Ross Gardner Warren & Rudy, P.A.
                  220 South Franklin Street
                  Tampa, Florida  33602
                  Facsimile No.:  (813) 223-9620
                  Attn:  J.P. Ross

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  10.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  10.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                  10.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  10.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder, including the right to purchase all or any portion of the shares of Company Common Stock tendered pursuant to the Offer, to a direct or indirect wholly-owned Subsidiary of Parent or to another corporation all of the stock of which is owned by the current stockholders of Sub, provided that any such Subsidiary or other corporation agrees in writing to be bound by all of the terms, conditions and provisions contained herein and no such assignment shall be made if it would materially delay or impede the transactions contemplated thereby. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  10.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

                  10.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  10.09 Governing Law. Except to the extent that the FBCA is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof except Section 5-1401 of the New York General Obligations Law.

                  10.10 Enforcement of Agreement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (b) Notwithstanding any of the terms or provisions of this Agreement, the Company agrees that neither it nor any person acting on its behalf may assert any claim or cause of action against any shareholder of Sub or any of their respective affiliates (other than Parent or Sub), agents, partners, officers or employees in connection with or arising out of this Agreement or the transactions contemplated hereby.

                  10.11 Certain Definitions. As used in this Agreement:

                  (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

                  (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York or Florida are authorized or obligated to close;

                  (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the knowledge of the Company's Chief Executive Officer, President, Chief Financial Officer or Ed Clement, Jack Durkin, Bernie McBee or Jerry Newlin.

                  (e) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be,
(i) to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity (or of such group of entities taken as a whole) or (ii) in the case of the Company, to the Company's ownership, harvesting, planting and management of citrus groves in Florida;

                  (f) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                  (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

                  (h) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

                  10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.


                                           RESERVOIR CAPITAL PARTNERS, L.P.

                                           By:  Reservoir Capital Group, L.L.C.,
                                                     General Partner

                                           By:   /s/ Craig A. Huff
                                              ----------------------------------
                                                Craig A. Huff
                                                Managing Director

                                           RESERVOIR CAPITAL ASSOCIATES, L.P.

                                           By:  Reservoir Capital Group, L.L.C.,
                                                     General Partner

                                           By:   /s/ Craig A. Huff
                                              ----------------------------------
                                                 Craig A. Huff
                                                Managing Director

                                           RESERVOIR CAPITAL MASTER FUND, L.P.

                                           By:  Reservoir Capital Group, L.L.C.,
                                                     General Partner

                                           By:   /s/ Craig A. Huff
                                              ----------------------------------
                                                 Craig A. Huff
                                                Managing Director

                                           OJ ACQUISITION CORP.

                                           By:   /s/ Craig A. Huff
                                              ----------------------------------
                                                Craig A. Huff
                                                President

                                           ORANGE-CO, INC.

                                           By:  /s/Gene Mooney
                                              ----------------------------------
                                                Gene Mooney
                                                President

                                                                         Annex A



                             CONDITIONS TO THE OFFER



                  The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

                  Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered shares of Company Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any shares of Company Common Stock not then paid for, if at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect:

                  (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any court of competent jurisdiction or other competent Governmental or Regulatory Authority which (1) prohibits, or imposes any material limitations on, Parent's or Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to (i) the Company's ownership, harvesting, planting and management of citrus groves in Florida (the "Grove Operations") or (ii) the business of all such entities taken as a whole, or compels Parent or Sub (or their respective Subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to (i) the Grove Operations or (ii) the business of all such entities taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger, (3) imposes material limitations on the ability of Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, or (5) otherwise materially adversely affects (i) the Grove Operations or (ii) the Company and its Subsidiaries taken as a whole;

                  (b) there shall be instituted or pending any action, suit or proceeding brought by a Governmental or Regulatory Authority (1) challenging the acquisition by Parent or Sub of shares of Company Common Stock or otherwise seeking to restrain or prohibit the making or consummation of the Offer or the Merger or (2) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

                  (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market,
         (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
         (3) a commencement of a war involving the United States, (4) any limitation (whether or not mandatory) by any United States Governmental or Regulatory Authority on the extension of credit by banks or other financial institutions, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index by an amount in excess of 30% measured from the close of business on the date of the execution of the Merger Agreement or (6) in the case of any of the foregoing (other than clause (5)) existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

                  (d) except as disclosed in the Company SEC Reports filed prior to the date of the execution of the Merger Agreement, since such date, there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Grove Operations or (ii) the Company and its Subsidiaries taken as a whole;

                  (e) the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct, as of the date of execution of the Merger Agreement (or any other date as of which they are specifically made) or shall thereafter cease to be true and correct (in each case giving effect to any materiality standard included in such representations and warranties);

                  (f) the Company shall not have performed and complied with, in all material respects, each agreement and covenant required by the Merger Agreement to be performed or complied with by it;

                  (g) the Merger Agreement shall have been terminated in accordance with its terms;

                  (h) the Asset Purchase Agreement shall not have been duly executed and delivered by the parties thereto, such agreement shall not remain in full force and effect, any party to such agreement shall be in default thereunder or any condition to the performance of such parties' obligation to perform under such agreement shall not have been satisfied or shall not be capable of being satisfied within any time period limitations set forth in such agreement; or

                  (i) Parent, Sub and the Company shall have agreed that Sub shall amend the Offer to terminate the Offer or postpone the payment for shares of Company Common Stock thereunder;

which in the sole judgment of Parent and Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Sub giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent and Sub regardless of the circumstances (including any action or inaction by Parent or any of its Subsidiaries) giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Sub, in whole or in part at any time and from time to time in the sole discretion of Parent and Sub. The failure by Parent and Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.